Exhibit 10.8

Radian Group Inc. Pension Plan

Amended and Restated Effective January 1, 1997

Amendment No. 4

WHEREAS, Radian Group Inc. (the “Company”) maintains the Radian Group Inc. Pension Plan (the “Plan”) amended and restated in its entirety effective January 1, 1997 for the benefit of its eligible employees and the eligible employees of the Participating Employers; and

WHEREAS, the Company, pursuant to the provisions of Section 15.1 of the Plan, has the ability to amend the Plan by action of its Board of Directors; and

WHEREAS, the Company desires to amend the Plan to freeze benefit accruals and participation effective as of the close of business on December 31, 2006 for all participants and employees.

NOW, THEREFORE, the Plan is hereby amended in the following respects, effective as of the close of business on December 31, 2006:

1. Section 1.12(b) shall be amended by adding the following sentence to the end thereof:

Additionally, for an Employment Year commencing in 2006, an Eligible Employee shall be credited with a fraction of a year of Credited Service (as determined under the rules specified above but not to include any period after December 31, 2006) even if such Eligible Employee is credited with less than 1,000 Hours of Service during such Employment Year provided that he is employed by a Participating Employer on December 31, 2006.

2. Section 1.36 shall be amended by adding the following at the end thereof:

Notwithstanding any other provision in the Plan to the contrary, Years of Service for periods after December 31, 2006 shall not be credited, except for purposes of vesting and for determining whether a Participant has attained his Early Retirement Date.

3. Article II shall be amended by adding a new Section 2.8 called “Plan Freeze” to read as follows:

2.8 Plan Freeze. The Plan shall be frozen effective as of the close of business on December 31, 2006. Notwithstanding any other provision in the Plan to the contrary, no individual will become a Participant or re-participate in the Plan after December 31, 2006.

4. Article V shall be amended by adding a new Section 5.7 called “Plan Freeze” to read as follows:

5.7 Plan Freeze. The Plan shall be frozen effective as of the close of business on December 31, 2006. Notwithstanding any other provision in the Plan to the contrary, the Accrued Benefit of each Participant under the Plan shall be limited to the Accrued Benefit determined under the Plan as of the close of business on December 31, 2006 and shall not thereafter increase on account of any period of employment occurring after such date or compensation earned after that date. Average Annual Salary, Covered Compensation, Credited Service and all other salary, compensation and benefit accrual service earned after December 31, 2006 shall not be taken into account.

WITNESS WHEREOF, Radian Group Inc. has caused this Amendment No. 4 to be executed by its duly authorized party this 21st day of December, 2006.

Radian Group Inc.

By:	/s/ Robert E. Croner
Its:	EVP, Human Resources

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